Exhibit 10.3

STOCK PURCHASE AGREEMENT

Between

THE LACLEDE GROUP, INC.

and

STRIPE ACQUISITION, INC.

February 15, 2008

- i -

- ii -

- iii -

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 15, 2008, between The Laclede Group, Inc., a Missouri corporation (the “Seller”), and Stripe Acquisition, Inc., a Delaware corporation (the “Buyer”).  The Buyer and the Seller are herein referred to individually as “Party” and collectively as the “Parties.”

The Seller owns all of the issued and outstanding stock of SM&P Utility Resources, Inc., an Indiana corporation (“SM&P”).  This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of SM&P for the consideration described in Section 2(b).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

1.           DEFINITIONS.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses, as adjusted for tax benefits actually realized and insurance coverage actually obtained (net of any associated increased costs resulting from any insurance recoveries made in respect of any Adverse Consequences), but not including consequential damages.

“Affiliate” of a Person means another Person that controls, is controlled by, or is under common control with such first Person.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Applicable Tax Law” means any law of any nation, state, region, province, locality, municipality or other jurisdiction relating to Taxes, including regulations and other official pronouncements of any governmental entity or political subdivision of such jurisdiction charged with interpreting such laws.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Benefit Plan” means any Employee Benefit Plan maintained or contributed to by the Buyer.

“Cap” has the meaning set forth in Section 8(b)(ii).

“Claim Deductible” means $25,000.

“Closing” has the meaning set forth in Section 2(d).

“Closing Date” has the meaning set forth in Section 2(d).

“Closing Working Capital” has the meaning set forth in Section 2(c)(iii)(F).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” has the meaning set forth in Section 5(d).

“Confidential Information” has the meaning set forth in Section 6(e)(iii).

“Debt Financing Commitment” has the meaning set forth in Section 3(b)(vi).

“Deductible” has the meaning set forth in Section 8(b)(ii).

“Disclosure Schedule” means the disclosure schedule attached as Annex I to this Agreement.

“Draft Working Capital Closing Statement” has the meaning set forth in Section 2(c)(iii)(A).

“Employee Benefit Plan” means any Employee Pension Benefit Plan, any Employee Welfare Benefit Plan and any other executive compensation plan, executive security plan, bonus plan, incentive compensation plan, deferred compensation plan or agreement, employment agreement, consulting agreement, change in control agreement, golden or tin parachute arrangement, employee pension, retirement, profit sharing or savings plan, employee stock purchase, stock option or stock award plan, group life insurance, health, hospitalization, dental and disability plan, severance plan, tuition assistance program, personnel policy (including but not limited to holiday pay, moving expense reimbursement, sick leave, vacation pay or benefit arrangement) or any other fringe benefit arrangement.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental Laws” has the meaning set forth in Section 4(i).

“Equity Financing Commitment” has the meaning set forth in Section 3(b)(vi).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjusted Purchase Price” has the meaning set forth in Section 2(c)(i).

“Estimated Working Capital” has the meaning set forth in Section 2(c)(ii).

“Estimated Working Capital Target” has the meaning set forth in Section 2(c)(ii).

“Estimated Working Capital Closing Statement” has the meaning set forth in Section 2(c)(ii).

“Estimated Working Capital Target Closing Statement” has the meaning set forth in Section 2(c)(ii).

“Final Adjusted Purchase Price” has the meaning set forth in Section 2(c)(iii)(G).

“Financing Commitments” has the meaning set forth in Section 3(b)(vi).

“Formal IP” has the meaning set forth in Section 4(v)(ii).

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.

“Hazardous Substances” means any substance defined or listed as a hazardous substance, waste or material under the Comprehensive Environmental Response, Compensation, and Liability Act or any comparable state Environmental Law that is applicable and includes petroleum oil and its fractions and petroleum-derived products but does not include natural gas or building materials such as paint and insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, of any Person, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) obligations under any interest rate, currency or other currency hedging agreement, (d) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (e) all capitalized lease obligations as determined under GAAP, (f) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (e) above, (g) for clauses (a) through (f) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, "breakage" cost or similar payments associated with the repayments of such Indebtedness on the Closing Date.  For the avoidance of doubt, Indebtedness shall not include (a) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (b) any Indebtedness included in the calculation of current liabilities in the determination of Working Capital (as determined in accordance with the calculations set forth on Section 2(c) of the Disclosure Schedule), (c) operating leases, (d) deferred tax liabilities or (e) retirement benefit liabilities.

“Indemnified Party” has the meaning set forth in Section 8(d).

“Indemnifying Party” has the meaning set forth in Section 8(d).

“Independent Accounting Firm” has the meaning set forth in Section 2(c)(iii)(E).

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature of SM&P, including all U.S. and foreign (a) inventions, whether or not patentable, reduced to practice or made the subject matter of one or more pending patent applications, patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof  (b) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) registered and unregistered copyrights and all applications to register the same and copyrightable subject matter, (d) computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing that are solely owned by SM&P, (e) trade secrets and all other confidential information, business information (including pricing and cost information, business and marketing plans and customer and supplier lists), know-how (including techniques and research and development information), inventions, proprietary processes, formulae, models, and methodologies, (f) telephone numbers and Internet protocol addresses, and (g) all rights in the foregoing, (h) all applications and registrations for the foregoing, and (i) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

“Knowledge” means, with respect to the Seller, actual knowledge of the following representatives of the Seller and SM&P after reasonable inquiry or investigation:  Robert E. Shively, Kevin F. Beauchamp, Timothy M. Seelig, and Ryan Hyman.

“Leased Real Property” has the meaning set forth in Section 4(p).

“Material Adverse Effect” means a material adverse effect on the business, operations, properties, financial condition, assets or liabilities (including contingent liabilities) of SM&P, other than effects resulting from either (a) conditions generally affecting the industries in which SM&P operates, provided that SM&P is not adversely affected disproportionately in one or more material respects due to such conditions, (b) any change in law or GAAP or (c) the transactions contemplated by or otherwise permitted by this Agreement.

“Material Agreement” has the meaning set forth in Section 4(g).

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“New Laptop Expenditure” has the meaning set forth in Section 2(b).

“Noncompete Period” has the meaning set forth in Section 6(e)(i).

“Ordinary Course of Business” means the ordinary course of SM&P's business consistent with prior custom and practice (including with respect to quantity and frequency).

“Owned Real Property” has the meaning set forth in Section 4(p).

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means:

(i)     mechanic’s and materialmen’s liens and liens for ad valorem taxes and assessments that are not yet delinquent or, if delinquent, that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP;

(ii)     easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of real property that do not materially interfere with the use of the property in the manner in which SM&P has historically used the property;

(iii)    rights reserved to or vested in any government, statutory, municipal or public authority to control or regulate the assets of SM&P, and all applicable laws, rules and orders of any governmental authorities;

(iv)     restrictions on transfer arising under applicable federal or state securities laws; and

(v)     all other liens, charges, encumbrances, defects or irregularities that individually or in the aggregate are not such as to materially interfere with the operation, value or use of the property or asset affected.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

“SM&P” has the meaning set forth in the first paragraph of this Agreement.

“SM&P Benefit Plans” has the meaning set forth in Section 4(r).

“SM&P Financial Statements” has the meaning set forth in Section 4(d).

“SM&P Share” means any share of the common stock, $1.00 par value, of SM&P.

“Post-Closing Period” means, with respect to SM&P, any Tax Period commencing after the Closing Date and the portion of any Straddle Period commencing after the Closing Date.

“Pre-Closing Period” means, with respect to SM&P, any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Purchase Price” has the meaning set forth in Section 2(b).

“Related Party Agreements” has the meaning set forth in Section 4(q).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than Permitted Encumbrances.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller's Report” has the meaning set forth in Section 2(c)(iii)(B).

“Straddle Period” means, with respect to SM&P, any Tax Period that begins before and ends after the Closing Date.

“Tax” or “Taxes” means any net income, gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, windfall profits, environmental, ad valorem, customs duty, utility, production, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, estimated or other tax of any kind whatsoever, including any interest, penalty or additions thereto, imposed by any taxing authority (domestic or foreign), whether disputed or not, including any liability for taxes pursuant to Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law).

“Tax Allocation Agreement” has the meaning set forth in Section 9(g).

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Benefit” means the present value of any refund, credit or reduction in otherwise required Tax payments including any interest payable thereon, which present value shall be computed as of the Closing Date or the first date on which the right to the refund, credit or other Tax reduction arises or otherwise becomes available to be utilized, whichever is later, (i) using the combined federal, state and local income Tax rate applicable to the highest level of income with respect to such Tax under the Applicable Tax Law on such date, and (ii) using the applicable rate on such date imposed on corporate deficiencies paid within 30 days of a notice of proposed deficiency under the Code or other Applicable Tax Law.  Any Tax Benefit shall be computed net of any related Tax cost (which shall be computed in the same manner in which Tax Benefits are otherwise computed pursuant to this definition).

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under Applicable Tax Law.

“Tax Returns” means any return, including any information return, declaration, report, claim for refund, statement, schedule, notice, form or other document or information, filed, or required to be filed, in connection with the calculation, determination, assessment or collection or otherwise relating to any Tax.

“Third Party Claim” has the meaning set forth in Section 8(d).

“Title IV Plan” means any Employee Benefit Plan that is a defined benefit plan (as defined in ERISA
Section 3(35)) and is subject to Title IV of ERISA.

“Treasury Regulation” means the U.S. federal income tax regulations, as amended.

“Working Capital” means the difference between the value of current assets (excluding cash and cash equivalents) and current liabilities (excluding current portions of long-term debt and accrued interest thereon and deferred tax obligations) of SM&P.  Working Capital for the months of February 2007 through January 2008 are as shown on the attached Section 2(c) of the Disclosure Schedule.  Working Capital for any other months will be determined in accordance with the calculations set forth on the attached Section 2(c) of the Disclosure Schedule, applied on a basis consistent with the SM&P Financial Statements; provided, however, that in calculating the component line items of “Working Capital”, no effect shall be given to any assets, liabilities or obligations related to (i) any transactions between SM&P, on one hand, and the Seller or its Affiliates, on the other hand (excluding accounts receivable related to locating services provided by SM&P for Affiliates of Seller), other than those set forth on Section 2(c) of the Disclosure Schedule, (ii) any purchase accounting or other similar adjustments resulting from the consummation of the transactions between SM&P, on one hand, and the Seller or its Affiliates, on the other hand, (iii) any accrual with respect to any expenses related to the transactions between SM&P, on the one hand, and the Seller or its Affiliates, on the other hand, other than any amounts due as a result of any Tax Allocation Agreement, (iv) any Tax assets or Tax liabilities, arising outside of the Ordinary Course of Business, resulting from or in connection with the consummation of the transactions contemplated by this Agreement and (v) the New Laptops Expenditure.

“Working Capital Closing Statement” has the meaning set forth in Section 2(c)(iii)(B).

“Working Capital Increase” has the meaning set forth in Section 2(c)(iii)(H).

“Working Capital Reduction” has the meaning set forth in Section 2(c)(iii)(H).

“Working Capital Target” means as of the Closing Date, (i) the trailing twelve (12) month average of Working Capital as of the Closing Date (calculated in accordance with the procedures and methodology set forth in the definition of Working Capital), with the last month (i.e., the twelfth month) in such average determined as follows: (A) if the Closing occurs on the last business day of any month, the last month in such average shall be the month ended on the Closing Date (e.g., if the Closing occurs on March 31, the last month included in such average shall be March) and (B) if the Closing occurs on any day other than the last business day of the  month, the last month in such average shall be the preceding month end (e.g., if the Closing occurs on March 15, the last month included in such average shall be the month ended February); minus (ii) $3,400,000.

2.     PURCHASE AND SALE OF SM&P SHARES

(a)    Basic Transaction.  On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the issued and outstanding SM&P Shares for the Final Adjusted Purchase Price.

(b)    Purchase Price.  The Buyer agrees to pay to the Seller at the Closing an amount equal to the sum of (i) $85,000,000 and (ii) the aggregate amount of capital expenditures made by SM&P on or after February 1, 2008 and prior to the Closing with respect to projects that the

Buyer approves in writing, with such approval not to be unreasonably withheld; provided, that for the purpose of this clause (ii), the $517,000 purchase order for field laptops (the “New Laptops Expenditure”) and up to $500,000 of the other contemplated capital expenditures set forth on Schedule 2(b) of the Disclosure Schedules are deemed to be approved by the Buyer.  All of the foregoing shall be collectively referred to as the “Purchase Price,” which shall be subject to further adjustment pursuant to Section 2(c).

(c)    Purchase Price Adjustment.  The Purchase Price shall be adjusted as follows:

(i)     At Closing, the Purchase Price shall be increased or decreased (as adjusted, the “Estimated Adjusted Purchase Price”), as the case may be, on a dollar-for-dollar basis by the amount by which the Estimated Working Capital, is greater or less than the Estimated Working Capital Target.

(ii)     As soon as practicable (but in any event at least two business days prior to Closing), SM&P shall prepare and deliver to the Buyer an estimated calculation, as of the Closing, of the Working Capital (the “Estimated Working Capital”) and the Working Capital Target (the “Estimated Working Capital Target”).  Such calculation of the Estimated Working Capital is referred to herein as the “Estimated Working Capital Closing Statement”.  The Estimated Working Capital Closing Statement shall be prepared in conformity with the definition of Working Capital.  Such calculation of the Estimated Working Capital Target is referred to herein as the “Estimated Working Capital Target Closing Statement”.  The Estimated Working Capital Target Closing Statement shall be prepared in conformity with the definition of Working Capital Target.

(iii)    The Estimated Adjusted Purchase Price shall be subject to adjustment, if any, after the Closing Date as specified in this Section 2(c)(iii).

(A)    As soon as practicable following the Closing, the Buyer shall prepare a statement of (I) the Working Capital as of the Closing Date (the “Draft Working Capital Closing Statement”); and (II) the Working Capital Target as of the Closing Date (the “Draft Working Capital Target Closing Statement”).  The Draft Working Capital Closing Statement shall be prepared in conformity with the definition of Working Capital.  The Draft Working Capital Target Closing Statement shall be prepared in conformity with the definition of Working Capital Target.  The Buyer will deliver the Draft Working Capital Closing Statement and the Draft Working Capital Target Closing Statement to the Seller not later than 45 calendar days following the Closing Date.

(B)    The Draft Working Capital Closing Statement shall be final and binding upon the Parties, and shall be deemed to be the Working Capital Closing Statement, unless, within 30 calendar days after receipt of the Draft Working Capital Closing Statement and the Draft Working Capital Target Closing Statement from the Buyer, the Seller shall provide to the Buyer a report indicating its objections, if any, to the Draft Working Capital Closing Statement.  Any such objections shall be set forth in reasonable detail in a report (the “Seller's Report on Working Capital”) that shall indicate the grounds upon which the Seller disputes the Buyer's calculation of the Draft Working Capital Closing Statement.  The Buyer shall provide to the Seller full access, during normal business hours, to the books and records of SM&P and to SM&P's personnel and accountants in connection with the Seller's review of the Draft Working Capital Closing Statement and with the Seller's preparation of the Seller's Report on Working Capital.

(C)    The Draft Working Capital Target Closing Statement shall be final and binding upon the Parties, and shall be deemed to be the Working Capital Target Closing Statement, unless, within 30 calendar days after receipt of the Draft Working Capital Target Closing Statement and the Draft Working Capital Closing Statement from the Buyer, the Seller shall provide to the Buyer a report indicating its objections, if any, to the Draft Working Capital Target Closing Statement.  Any such objections shall be set forth in reasonable detail in a report (the “Seller's Report on Working Capital Target”) that shall indicate the grounds upon which the Seller disputes the Buyer's calculation of the Draft Working Capital Target Closing Statement.  The Buyer shall provide to the Seller full access, during normal business hours, to the books and records of SM&P and to SM&P's personnel and accountants in connection with the Seller's review of the Draft Working Capital Target Closing Statement and with the Seller's preparation of the Seller's Report on Working Capital Target.

(D)    Within 30 calendar days after the receipt by the Buyer of the Seller's Report on Working Capital and the Seller’s Report on Working Capital Target, the Seller and the Buyer shall endeavor in good faith to agree on any matters in dispute.

(E)    If the Buyer and the Seller are unable to agree on any matters in dispute within 30 calendar days after receipt by the Buyer of the Seller's Report on Working Capital and the Seller’s Report on Working Capital Target, the matters in dispute will be submitted for resolution to an independent accounting firm of national reputation as may be mutually acceptable to the Buyer and the Seller, provided, however, if the Parties are unable to agree on a mutually acceptable accounting firm within such 30-day period, such firm shall be appointed in accordance with the arbitrator selection process of the American Arbitration Association (the “Independent Accounting Firm”). The Independent Accounting Firm shall agree to determine and issue a written report to the Seller and the Buyer regarding such disputed items, within 30 calendar days after such submission.  Such written decision shall be final and binding upon the Parties. The Independent Accounting Firm shall be instructed to resolve only those items in dispute and the Independent Accounting Firm's decision shall be based solely on written submissions by the Seller and the Buyer.  The Independent Accounting Firm may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party.  The working capital statement incorporating the resolution of matters in dispute with respect to Working Capital (or, if the Seller's Report on Working Capital is not provided within the time prescribed in Section 2(c)(iii), the Draft

Working Capital Closing Statement) is referred to as the “Working Capital Closing Statement.”  The Working Capital Closing Statement shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the Parties.   The Working Capital Target Statement incorporating the resolution of matters in dispute with respect to Working Capital Target (or, if the Seller's Report on Working Capital Target is not provided within the time prescribed in Section 2(c)(iii), the Draft Working Capital Target Closing Statement) is referred to as the “Working Capital Target Closing Statement.”  The Working Capital Target Closing Statement shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the Parties.  Judgment may be entered upon the amount payable hereunder in accordance with the determination of the Independent Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.  The fees and expenses of the Independent Accounting Firm incurred pursuant to this Section 2(c)(iii) shall be borne by the party whose aggregate disputed amount is farthest away from the aggregate determination of the Independent Accounting Firm.  The Seller and the Buyer shall cooperate with each other and each other's representatives to enable the Independent Accounting Firm to render a written decision as promptly as possible.

(F)    The parties agree to execute customary engagement letters with the Independent Accounting Firm in connection with its engagement hereunder.

(G)    Upon the completion of the Working Capital Closing Statement and the Working Capital Target Closing Statement the following calculation shall be made (with the result being the “Final Adjusted Purchase Price”): the amount equal to the Purchase Price, plus or minus, as the case may be, the amount by which final Working Capital (calculated by reference to the Working Capital Closing Statement) is greater or less than the final Working Capital Target (calculated by reference to the Working Capital Target Closing Statement).

(H)    If the Final Adjusted Purchase Price is less than the Estimated Adjusted Purchase Price, the Estimated Adjusted Purchase Price shall be reduced by an amount equal to such shortfall (the “Working Capital Reduction”).  The Seller shall pay to the Buyer the amount of the Working Capital Reduction.  If the Final Adjusted Purchase Price is greater than the Estimated Adjusted Purchase Price, the Estimated Adjusted Purchase Price shall be increased by an amount equal to such excess (the “Working Capital Increase”).  The Buyer shall pay to the Seller the amount of the Working Capital Increase.

(I)    Any payments to be made pursuant to Section 2(c)(iii)(H) shall be made in cash within ten calendar days after the date of receipt by the Buyer and the Seller of the Working Capital Closing Statement and Working Capital Target Closing Statement as finally established pursuant to this Section 2(c)(iii).

(d)    The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 720 Olive Street, 15th Floor, St. Louis, Missouri 63101,

commencing at 9:00 a.m. local time on the second business day after all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than the conditions with respect to actions the Parties will take at the Closing itself) are satisfied or waived or such other date as the Buyer and the Seller may mutually determine (the “Closing Date”).

(e)    Deliveries at the Closing.  At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments and documents referred to in Section 7(a), (ii) the Buyer will deliver to the Seller the various certificates, instruments and documents referred to in Section 7(b), (iii) the Seller will deliver to the Buyer stock certificates representing all of the SM&P Shares endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the Estimated Adjusted Purchase Price by wire transfer of immediately available funds to an account designated by the Seller at least two business days prior to the Closing.

3.     REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

(a)    Representations and Warranties of the Seller.  The Seller represents and warrants to the Buyer that the statements contained in this Section 3(a) are true and correct as of the date of this Agreement:

(i)      Organization of the Seller.  The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri.

(ii)     Authorization of Transaction.  The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and has all requisite power and authority to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Except for any filing required under the HSR Act, to the extent applicable, and subject to the expiration or termination of the waiting period arising thereunder, the Seller is not required to give any notice to, make any filing with or obtain any authorization, consent or approval from any government or governmental agency to consummate the transactions contemplated by this Agreement, except for notices, filings, authorizations, consents or approvals that, if not made or obtained, would not adversely affect the Seller's ability to consummate the transactions contemplated by this Agreement.

(iii)    Noncontravention.  Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Seller is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches or other occurrences that, individually or in the aggregate, would not have, or be reasonably likely to have, a material adverse effect on the Seller and will not adversely affect the Seller's ability to consummate the transactions contemplated by this Agreement.

(iv)    Brokers' Fees.  The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer or SM&P is or could become liable or obligated.

(v)     SM&P Shares.  The Seller holds of record and owns beneficially 100 SM&P Shares, which represent all of the issued and outstanding capital stock of SM&P, free and clear of any restrictions on transfer (other than restrictions under federal and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.  The Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require the Seller to sell, transfer or otherwise dispose of any capital stock of SM&P (other than this Agreement).  The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of SM&P.  Upon consummation of the Closing, the Buyer will receive good and marketable title to the SM&P Shares, which SM&P Shares will represent all of the issued and outstanding securities of SM&P and which will be free and clear of all liens, encumbrances and other third-party claims arising due to actions by the Seller.

(b)    Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Seller that the statements contained in this Section 3(b) are true and correct as of the date of this Agreement:

(i)     Organization of the Buyer.  The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(ii)    Authorization of Transaction.  The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and has all requisite power and authority to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Except for any filing required under the HSR Act, to the extent applicable, and subject to the expiration or termination of the waiting period arising thereunder, the Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent or approval from any government or governmental agency to consummate the transactions contemplated by this Agreement, except for notices, filings, authorizations, consents or approvals that, if not made or obtained, would not adversely affect the Buyer's ability to consummate the transactions contemplated by this Agreement.

(iii)    Noncontravention.  Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches or other occurrences that, individually or in the aggregate, would not have, or be reasonably likely to have, a material adverse effect on the Buyer and will not materially adversely affect the Buyer's ability to consummate the transactions contemplated by this Agreement.

(iv)    Brokers' Fees.  The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

(v)      Investment.  The Buyer is acquiring the SM&P Shares solely for its own account for investment purposes and not with a view to any distribution thereof within the meaning of the Securities Act.  The Buyer understands that the SM&P Shares are “restricted securities” under applicable federal and state securities laws and that, pursuant to these laws, the SM&P Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act and under any applicable state securities law or an exemption therefrom, and that in the absence of an effective registration statement covering the SM&P Shares or an available exemption from registration under the Securities Act and any applicable state securities laws, the SM&P Shares must be held indefinitely.

(vi)    Financing.  The Buyer has received (i) the commitment letter, dated February 4, 2008, among the Buyer and General Electric Capital Corporation, an affiliate of GE Antares Capital Corp. (the “Debt Financing Commitment”) and (ii) the equity commitment letter, dated February 4, 2008, between Kohlberg Management VI, LLC and the Buyer (the “Equity Financing Commitment” and together with the Debt Financing Commitment, the “Financing Commitments”).  A true, correct and complete copy of the Debt Financing Commitment and a true, correct and complete copy of the Equity Financing Commitment are attached hereto as Section 3(b)(vi)-1 and Schedule 3(b)(vi)-2 of the Disclosure Schedule, respectively.  The Financing Commitments provide the Buyer with aggregate financing sufficient to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses associated therewith.  The obligations to fund the commitments under the Financing Commitments are not subject to any condition, other than the conditions expressly set forth in the Financing Commitments. As of the date hereof, no amendment or modification of any of the Financing Commitments is contemplated by any party thereto, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.  There are no fees, expense reimbursement obligations or other amounts that are required to be paid by Buyer prior to Closing under or in respect of the Financing Commitments.

(vii)    No Implied Warranties.  The Buyer is experienced and knowledgeable with respect to the industries in which SM&P operates and is aware of the risks in those industries.  The Buyer acknowledges and agrees that neither the Seller nor any of its Affiliates nor any Person acting on behalf of any of them is making any representation or warranty with respect to SM&P or the transactions contemplated by this Agreement except as expressly set forth in Section 3(a), Section 4 or the certificates delivered pursuant to Sections 7(a)(v) and (vi).  In particular, neither the Seller nor any of its Affiliates nor any Person acting on behalf of any of them makes any representation or warranty with respect to (i) the confidential Briefing Memorandum or the Supplemental Offering Memorandum furnished by the Seller, (ii) any financial projection or forecast relating to SM&P or its business, or (iii) except as expressly set forth in Section 3(a), Section 4 or the certificates delivered pursuant to Sections 7(a)(v) and (vi), any other information provided by or on behalf of the Seller with respect to SM&P and its business.  In entering into this Agreement, the Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of the transactions contemplated by this Agreement, including its own estimate and appraisal of the extent and value of, and the risks associated with, the industries in which SM&P operates.

4.     REPRESENTATIONS AND WARRANTIES OF THE SELLER CONCERNING SM&P.  The Seller represents and warrants to the Buyer that the statements contained in this Section 4 are true and correct as of the date of this Agreement:

(a)    Organization, Qualification and Corporate Power.  SM&P (i) is a corporation duly organized and validly existing under the laws of the State of Indiana, (ii) is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have, or be reasonably likely to have, a Material Adverse Effect and (iii) has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b)    Capitalization.  The entire authorized capital stock of SM&P consists of 1,000 SM&P Shares, of which 100 SM&P Shares are issued and outstanding.  All of the issued and outstanding SM&P Shares have been duly authorized, are validly issued, fully paid and nonassessable and are held beneficially and of record by the Seller.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require SM&P to issue, sell or otherwise cause to become outstanding any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to SM&P.  SM&P owns 100% of the issued and outstanding shares of capital stock of Colcom, Inc., a Texas corporation which currently has no active business operations.  Except with respect to Colcom,

Inc., SM&P does not own or hold any shares of stock or any other security or interest in any other Person or any rights to acquire any such stock or any other interest.

(c)    Noncontravention.  Assuming the accuracy of the Buyer’s representations and warranties set forth in Section 3 of this Agreement, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any material constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which SM&P is subject or any provision of the charter or bylaws of SM&P or (ii) except as set forth in Section 4(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument or other arrangement to which SM&P is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except, in the case of clause (ii) hereof, where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Security Interest would not have, or be reasonably likely to have, a Material Adverse Effect.  Except for any filing required under the HSR Act, to the extent applicable, and for the consents set forth on Section 4(c) of the Disclosure Schedule and subject to the expiration or termination of the waiting period arising thereunder, SM&P is not required to give any notice to, make any filing with or obtain any authorization, consent or approval from any government or governmental agency or other third party in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not have, or be reasonably likely to have, a Material Adverse Effect or materially adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement.

(d)    Financial Statements.  Attached hereto as Exhibit A are unaudited income statements and balance sheets of SM&P as of and for the fiscal years ended September 30, 2006 and September 30, 2007 and as of November 30, 2007 and for the two-month period then ended (collectively, the “SM&P Financial Statements”).  The SM&P Financial Statements fairly present in all material respects the financial condition and results of operations of SM&P in accordance with GAAP consistently applied, except as otherwise expressly set forth in the SM&P Financial Statements or on Section 4(d) of the Disclosure Schedule, and except that such financial statements do not include footnotes required by GAAP.

(e)    Title to Personal Property.  Except as set forth on Section 4(e) of the Disclosure Schedule, SM&P has good, valid and marketable title to the personal property that it purports to own, including all personal property reflected on the unaudited balance sheet as of November 30, 2007 included in the SM&P Financial Statements, to conduct its business as currently conducted and holds such personal property free and clear of all Security Interests, except Permitted Encumbrances.

(f)    Legal Compliance.  SM&P is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) except for such failures to comply that, individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect.  SM&P has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and regulations with, federal, state, local or foreign government or regulatory bodies that are currently required to permit it to carry on its business as presently conducted, the absence of which, individually or in the aggregate, would have, or be reasonably likely to have, a Material Adverse Effect. There is no default on the part of SM&P or any other party under, nor does there exist any grounds for revocation, suspension or limitation of, any of such permits, licenses, certificates of authority, orders and approvals Licenses or Permits, which, individually or in the aggregate, would not have, or be reasonably likely to have, a Material Adverse Effect.

(g)    Contracts.  Section 4(g) of the Disclosure Schedule lists each written contract and other written agreement to which SM&P is a party, (i) the performance of which will involve consideration in excess of $500,000 per year or $2.5 million in the aggregate, (ii) that contains a covenant not to compete, or other material covenant restricting the development, manufacture, marketing or distribution of products and services of SM&P, in each case that materially limits the conduct of the business of SM&P as presently conducted; (iii) that relates to the acquisition or disposition of any material business by SM&P (whether by merger, sale of stock, sale of assets or otherwise); (iv) that imposes any confidentiality, standstill or similar obligation on SM&P, except for those entered into in the ordinary course of business or in connection with the sale process of SM&P; (v) that contains a right of first refusal, first offer or first negotiation; (vi) in respect of any joint venture, partnership or strategic alliance; and (vii) pursuant to which SM&P has granted any exclusive marketing, sales representative relationship, franchising, consignment or distribution right to any third party (collectively, the “Material Agreements”).  The Seller has made available to the Buyer a correct and complete copy of each contract or agreement listed in Section 4(g) of the Disclosure Schedule.  Except as set forth in Section 4(g) of the Disclosure Schedule:  (i) each Material Agreement is in full force and effect and is valid and enforceable against SM&P in accordance with its terms, except as such enforceability may be limited by laws affecting creditors’ rights generally and to the availability of equitable remedies; (ii) SM&P is, and at all times since January 1, 2006 has been, in full compliance in all material respects with all applicable terms and requirements of each Material Agreement under which SM&P has or had any obligation or liability or by which SM&P or any of the assets owned or used by SM&P is or was bound; (iii) to the Seller's Knowledge, each other Person that has or had any obligation or liability under any Material Agreement under which SM&P has or had any rights is, and at all times since January 1, 2006 has been, in material compliance with all applicable terms and requirements of such Material Agreement; (iv) no event has occurred or circumstance exists that (with or without notice or lapse of time) may reasonably be expected to contravene, conflict with, or result in a violation nor breach of, or give SM&P or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Agreement; (v) to the Seller's Knowledge, SM&P has not given to or received from any other Person, at any time since January 1, 2006, any notice or other communication (whether oral or written) regarding any violation or breach of, or default under, any Material Agreement; and (vi) to the Seller's Knowledge, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to SM&P under current or completed Material Agreements with any Person, and no such Person has made written demand to SM&P for such renegotiation.

(h)    Litigation.  Section 4(h) of the Disclosure Schedule sets forth each instance in which SM&P (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge, (ii) is a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, or (iii) to the Seller’s Knowledge, is threatened to be made a party to any such proceeding, except in each case where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing or investigation involves aggregate claims less than $500,000.

(i)    Environmental Matters.

(i)    To the Seller's Knowledge, SM&P is in substantial compliance with all applicable federal, state, and local laws, ordinances, rules and regulations relating to protection of public health or the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., as amended; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq., as amended; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701, and the Occupational Health and Safety Act, 29 USC Section 651, et seq. (collectively, “Environmental Laws”), and SM&P has not used or disposed of Hazardous Substances on the real property owned or operated by SM&P except in material compliance with Environmental Laws and except for such matters that individually or in the aggregate do not have, or be reasonably likely to have, a Material Adverse Effect.

(ii)    To the Seller's Knowledge, SM&P has obtained and is in substantial compliance with all permits, licenses, franchises, authorities, consents and approvals as are necessary under applicable Environmental Laws for operating its assets and business as presently conducted, and all such permits, licenses, franchises, authorities, consents and approvals remain in full force and effect, except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(iii)    There are no pending or, to the Seller's Knowledge, threatened claims, demands, actions, administrative proceedings, lawsuits or investigations (a) against SM&P under any Environmental Laws or (b) arising from any activities of SM&P not in compliance with any Environmental Laws except for claims, demands, actions, administrative proceedings, lawsuits or investigations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(iv)    None of the real property currently owned or operated or, to the Seller's Knowledge, previously owned or operated by SM&P is (a) listed on the National Priorities List or any similar list of sites requiring remedial action or (b) the subject of any regulatory action that is reasonably anticipated by the Seller to lead to claims against SM&P under any Environmental Law.

Notwithstanding any other provision of this Agreement, the Seller makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as set forth in this Section 4(i).

(j)    Insurance.  SM&P maintains insurance coverages, in such amounts and covering such risks and with such limitations, deductibles and retentions, as are customary for similarly situated businesses.  Section 4(j) of the Disclosure Schedule lists and briefly describes each insurance policy maintained by SM&P with respect to its properties, assets and business, together with a claims history for the past three years and an indication of whether such policy provides coverage on an “occurrence” or “claims made” basis.  Except as set forth on Section 4(j) of the Disclosure Schedule, all of such insurance policies are in full force and effect, SM&P is not in default with respect to its obligations under any such insurance policy, and since January 1, 2006, SM&P has not been denied insurance coverage.  Except as set forth in Section 4(j) of the Disclosure Schedule, SM&P has no self-insurance or co-insurance programs.

(k)    Employee Relations.  SM&P is in substantial compliance with all federal, state, local or foreign laws, ordinances, rules and  regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice, except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  No unfair labor practice complaint against SM&P is pending before the National Labor Relations Board.  There is no labor strike, jurisdictional dispute, material slowdown or stoppage pending or, to the Seller’s Knowledge, threatened against or involving SM&P, nor has there been any such strike, jurisdictional dispute, slowdown or stoppage during the past two years.  There are no representation proceedings involving SM&P pending or, to the Seller’s Knowledge, threatened with the National Labor Relations Board, and no labor union or group of SM&P employees has made a demand for recognition which is currently pending.

(l)    Taxes.

(i)    Tax Returns Filed and Taxes Paid.  Except as set forth in Section 4(1) of the Disclosure Schedule, (A) SM&P has duly filed or caused to be filed, on or before the due date thereof (taking into account timely extensions), with the appropriate taxing authorities, all Tax Returns that it is required to file; (B) each such Tax Return (including any amendment thereto) is true, correct, and complete in all material respects; (C) all Taxes of SM&P due with respect to, or shown or required to be shown to be due on, each such Tax Return (or amendment) or subsequent assessment with regard thereto, have been timely paid, or, an adequate reserve has been established therefore on the books and records of SM&P; and (D) there are no extensions of time to file any Tax Returns that are pending.

(ii)    Tax Reserves and Tax Liabilities.  Except as set forth in Section 4(1) of the Disclosure Schedule, (A) the amount of SM&P's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability reserve for Taxes (excluding accruals for deferred Taxes) as reflected on the books and records of SM&P on the Closing Date;  (B) SM&P has collected or withheld all Taxes that it is required to collect or withhold; and (C) there are no liens on any of SM&P's assets that have arisen in connection with any failure (or alleged failure) to pay any Taxes except any lien for Taxes that are being contested in good faith or is for property Taxes that are not yet delinquent.

(iii)    Audit History and Other Proceedings.  Except as set forth in Section 4(1) of the Disclosure Schedule, (A) there are no pending audits, investigations, claims, suits or other proceedings for or relating to any material liability of SM&P in respect of Taxes; (B) SM&P is not delinquent in the payment of any Taxes; (C) no material deficiencies for Taxes of SM&P have been claimed, proposed or assessed by any taxing or other governmental authority; (D) there are no matters under discussion between SM&P and any governmental authority which could result in any additional amount of Taxes; (E) no extension of a statute of limitations (whether arising by reason of a waiver, claim for refund, or otherwise) relating to Taxes or Tax Returns of SM&P is in effect; and (F) there are no pending requests for rulings or determinations in respect of Taxes of SM&P pending with any governmental authority.  Seller shall prepare any consolidated or combined Tax Return for which SM&P or the Buyer shall be liable to make payments to Seller pursuant to Section 9(e) on a basis consistent with prior practice and Applicable Tax Law.

(iv)    Miscellaneous.  Except as set forth in Section 4(1) of the Disclosure Schedule, (A) SM&P does not own any real property in the State of New York or any other jurisdiction in which a Tax is imposed upon the transfer of securities of an issuer having an interest in real property; (B) SM&P has not made any payments, is not obligated to make any payments, nor is a party to any agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code; (C) SM&P has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code; (D) SM&P has not violated any of the COBRA continuation coverage requirements set forth in Section 4980B of the Code; (E) SM&P has disclosed on its federal income Tax Return all positions taken therein that could give rise to substantial understatement of federal income Taxes within the meaning of Section 6662 of the Code; (F) SM&P has not agreed to and is not required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method which affects any taxable year beginning after December 31, 2004; (G) SM&P has no application pending with any taxing authority requesting permission for any changes in accounting methods that affects any taxable year beginning after December 31, 2004; (H) no property owned by SM&P (1) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act in 1986, (2) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code; and (3) is tax-exempt bond financed property within the meaning of Section 168(f) of the Code; and (I) SM&P is not a foreign person within the meaning of Section 1445 of the Code.  Section 4(1) of the Disclosure Schedule contains an accurate list of all states, counties, cities and other taxing jurisdictions (whether foreign or domestic) to which any Tax is properly payable by SM&P.

(m)    Events After September 30, 2007.  Since September 30, 2007, there have not been any changes in the assets, conditions or affairs, financial or otherwise, of SM&P that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(n)    Customers.  Section 4(n) of the Disclosure Schedule sets forth the names of SM&P's 22 largest customers based on revenues for the 12 months ended September 30, 2007.  Except as set forth on Section 4(n) of the Disclosure Schedule, as of the date hereof, SM&P has not received notice that any of such customers intends to cease or materially reduce its business with SM&P or to terminate any Material Agreement with SM&P.

(o)    Condition of Personal Property.  Except as expressly set forth in this Agreement, SM&P makes no and disclaims any representation or warranty, whether express or implied and whether by common law, statute or otherwise, as to (i) the quality, condition or operability of any personal property or equipment, (ii) its merchantability, (iii) its fitness for any particular purpose or (iv) its conformity to models or samples of materials, and all personal property and equipment is delivered “AS IS, WHERE IS” in the condition in which the same exists.

(p)    Real Property.

(i)    Section 4(p) of the Disclosure Schedule accurately lists all real property that SM&P owns (the “Owned Real Property”) and every lease or similar agreement under which SM&P is lessee of, or holds or operates, any real property owned by any third Person with an annual cost to SM&P in excess of $50,000 per year (the “Leased Real Property”).  The Seller will make available to the Buyer after execution of this Agreement and prior to Closing true and complete copies of all deeds, leases and other instruments by which SM&P acquired or leases any real property and any title policies in SM&P's possession with respect to such Owned Real Property.

(ii)    SM&P has good and marketable title to the Owned Real Property, free and clear of any Security Interest, except for Permitted Encumbrances.  Except as set forth in Section 4(p) of the Disclosure Schedule, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property.  There are no outstanding options or rights of first refusal to purchase any of the Owned Real Property or any portion thereof or interest therein.  All of the Owned Real Property and Leased Real Property are currently zoned in the zoning category which permits operation of such properties as now used, operated and maintained for the operation of the Business, except for such non-compliance was would not have, or be reasonably likely to have, a Material Adverse Effect. None of the Owned Real Property or the Leased Real Property nor its respective use is in violation of any local governmental rule, ordinance, regulation or building code, except for such violation as would not have, or be reasonably likely to have, a Material Adverse Effect.

(iii)    SM&P has a valid leasehold interest in, and the right to quiet enjoyment of, all Leased Real Property for the full term of each applicable lease or similar agreement (and any renewal option related thereto), and the leasehold or other interest of SM&P in such Leased Real Property is not subject or subordinate to any Security Interest granted by SM&P.

(q)    Transactions with Affiliates.  Section 4(q) of the Disclosure Schedule lists all (i) oral or written contracts and agreements between SM&P and the Seller and Affiliates of the Seller and (ii) all services provided by the Seller and Affiliates of the Seller to SM&P not otherwise covered by such oral or written contracts and agreements (collectively, the “Related Party Agreements”).

(r)    Employee Benefits.

(i)    Section 4(r) of the Disclosure Schedule sets forth a true and complete list of all Employee Benefit Plans maintained or contributed to by SM&P or the Seller during the past three years for the benefit or of with respect to any current or former employees of SM&P (the “SM&P Benefit Plans”).

(ii)    Each of the SM&P Benefit Plans has been administered in substantial compliance with its terms and, where applicable, with ERISA, the Code and all other applicable statutes and regulations.  SM&P has performed and complied in all material respects with all of its obligations under or with respect to each of the SM&P Benefit Plans.

(iii)    SM&P does not currently maintain or contribute to, and at no time in the past has it maintained or contributed to, a Multiemployer Plan, a Title IV Plan or a plan subject to Section 302 of ERISA or Section 412 of the Code.

(iv)    Each SM&P Benefit Plan that is an Employee Pension Benefit Plan, and that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable Internal Revenue Service determination letter.  There is no pending or, to the Seller's Knowledge, threatened litigation relating to any SM&P Benefit Plan (other than routine claims for benefits), and there is no proceeding that is pending or, to the Seller's Knowledge, threatened by any governmental agency with respect to any SM&P Benefit Plan.

(v)    Neither SM&P nor any of its respective employees nor, to the Seller's Knowledge, any fiduciary of any SM&P Benefit Plan or any other person has engaged in any transaction, including the execution and delivery of this Agreement, and other agreements, instruments and documents for which execution and delivery by SM&P is contemplated herein, in violation of Section 406(a) or (b) of ERISA, or which is a prohibited transaction (as defined in Section 4975(c)(1) of the Code), or which could subject SM&P to any tax or penalty imposed by Chapter 43 of subtitle D of the Code or Sections 502(c), (i) or (1) of ERISA in an amount that would be material.

(vi)    With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is not listed in Section 4(r) of the Disclosure Schedule but which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by SM&P, (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied in full, (B) no liability to the PBGC has been incurred by SM&P, which liability has not been satisfied in full, (C) the PBGC has not instituted any proceedings to terminate such plan, (D) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (E) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

(vii)     Except as provided in Section 4(r) of the Disclosure Schedule, there are no plans, arrangements or agreements to which SM&P is a party or by which it is bound and under which as a result of any particular transaction or transactions (including but not limited to the transactions contemplated by this Agreement) any director, officer, employee or other agent of SM&P, or any other party claiming through such a Person, shall or may acquire rights with respect to any SM&P Benefit Plan (including the creation, increase or extension of new or existing rights), become entitled to a distribution or payment with respect to any SM&P Benefit Plan at a date earlier than if such transaction had not occurred, or otherwise receive or become vested in rights and benefits with respect to any SM&P Benefit Plan.  Without limitation of the foregoing, except as set forth in Section 4(r) of the Disclosure Schedule, SM&P is not a party to any agreement with any director, officer, employee or agent of SM&P pursuant to which any such Person will be entitled to any payment by SM&P upon termination of employment following a change in control of SM&P.

(viii)    Complete and correct copies of all current documents, including all amendments thereto, with respect to each Employee Benefit Plan have been delivered to the Buyer.

(ix)      Except to the extent required under a severance pay plan or under ERISA Section 601, et seq. and Code Section 4980B or applicable state coverage continuation laws, no Employee Benefit Plan provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

(x)      SM&P has complied in all material respects with the provisions of ERISA Section 601, et seq. and Code Section 4980B.

(s)    Sufficiency of Assets.  Except as set forth in Section 4(s) of the Disclosure Schedule, the rights, properties and assets owned by or leased or licensed to SM&P include all rights, properties and other assets necessary to permit SM&P to conduct its business in all material respects in the same manner as currently conducted.

(t)    Accounts Receivable.  Except as set forth in Section 4(t) of the Disclosure Schedule, all accounts receivable of SM&P that are reflected on the balance sheet of SM&P as of November 30, 2007, included in the SM&P Financial Statements attached as Exhibit A, and the accounting records of SM&P as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  SM&P's allowance for uncollectible accounts receivable set forth in such balance sheet was determined in accordance with GAAP consistently applied.  Section 4(t) of the

Disclosure Schedule contains a complete and accurate list of all accounts receivable greater than $250,000 as of November 30, 2007 and sets forth the aging of such accounts receivable.

(u)    Employees.

(i)    Section 4(u) to the Disclosure Schedule contains a complete and accurate list of the following information for each employee of SM&P, including each employee on leave of absence or layoff status:  job title; current compensation paid or payable and any change in compensation since January 1, 2007 or date of hire, if later; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any severance pay, insurance, medical, welfare, vacation, profit-sharing or other employee benefit plan maintained by SM&P or the Seller and available to SM&P employees.  Except as set forth in Section 4(u) of the Disclosure Schedule, SM&P maintains no plans or obligation to pay pension benefits or provide retiree medical or other retiree insurance benefits to any of its current or retired employees.

(ii)    No key employee of SM&P listed on Section 4(u)(ii) of the Disclosure Schedule is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee or director and any other Person that affects or will affect (A) the performance of his duties as an employee of SM&P, or (B) the ability of SM&P to conduct its business.  To the Seller’s Knowledge, except as set forth in Section 4(u) of the Disclosure Schedule, no officer or other key employee of SM&P intends to terminate his employment with SM&P.

(v)    Intellectual Property.

(i)    Section 4(v) of the Disclosure Schedule sets forth all of the Intellectual Property owned or used by SM&P.  Except as set forth in Section 4(v) of the Disclosure Schedule, (A) SM&P owns and possesses without restriction as to use, all right, title and interest in and to the Intellectual Property necessary for the operation of SM&P's business as currently conducted; (B) SM&P has not received any notices of invalidity, infringement or misappropriation from any third party with respect to any such Intellectual Property; (C) SM&P has not, infringed upon or misappropriated any Intellectual Property of any third parties in each case other than situations that were resolved without a Material Adverse Effect; and (D) to the Seller's Knowledge, no third party has infringed upon or misappropriated any Intellectual Property of SM&P other than situations that were resolved without a Material Adverse Effect;

(ii)    Section 4(v) of the Disclosure Schedule sets forth a true, correct, and complete list of all  Intellectual Property registered in the name of  SM&P and all Intellectual Property for which applications are pending (the “Formal IP”);

(iii)    Except as set forth in Section 4(v) of the Disclosure Schedule:  (A) none of the Formal IP in any jurisdiction is the subject of any pending, or to the Seller's Knowledge, threatened, opposition, interference, cancellation or other proceeding before any registration authority in any jurisdiction; (B) each of the Formal IP items have been duly maintained, including without limitation the proper, sufficient and timely submission of all necessary filings and fees; and (C) there are no actions that must be taken within 30 days from the date of this Agreement, including the payment of fees or the filing of documents, for the purposes of obtaining, maintaining, perfecting or renewing any rights in the Formal IP;

(iv)     All of the employees, agents or contractors of  SM&P, and any other person who may have created, developed, conceived, reduced to practice or worked on any of the Intellectual Property, whether alone or jointly with Seller or others, have assigned any and all right, title and interest they acquired or may have acquired in and to the Intellectual Property to SM&P.  SM&P has not granted to any third party, and neither the Seller nor any of SM&P's or Seller's respective Affiliates have, any right, claim, title, right of first refusal, interest, permission, license or option in or to any of the  Intellectual Property;

(v)       Except as set forth on Section 4(v) of the Disclosure Schedule:  SM&P is not required to pay any royalty, license fee charge or other amount with respect to the Intellectual Property;

(vi)      Except as set forth on Section 4(v) of the Disclosure Schedule: SM&P has at all times complied in all material respects with all applicable laws, as well as its own rules, policies, and procedures relating to privacy, data protection, and the collection and use of personal information collected, used or held for use by SM&P in the conduct of SM&P's business.  As of the date hereof, in the past three (3) years, no claims have been asserted or, to the Seller's Knowledge, threatened against SM&P alleging a violation of any Person's privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any law, policy or procedure related to privacy, data protection or the collection and use of personal information collected, used or held for use by SM&P in the conduct of SM&P's business.  SM&P takes commercially appropriate measures to ensure that such information is protected against unauthorized access, use, modification or other misuse; and

(vii)     SM&P has taken all reasonable steps appropriate to preserve the confidentiality of all trade secrets and know-how included in the Intellectual Property and all such trade secrets and know-how necessary to the operation of the business of SM&P as presently conducted have been adequately documented.  No trade secrets and know-how necessary to the operation of the business of SM&P as presently conducted have been or will be disclosed to any third party and there is no agreement or other arrangement or circumstance under which any third party can require any such disclosure.  Where trade secrets and know-how necessary to the operation of SM&P as presently conducted have been made available to a third party this has been done under a signed confidentiality agreement.

(w)    Undisclosed Liabilities.  SM&P and its subsidiaries have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), except for (i) liabilities or obligations reflected or reserved against in the consolidated balance sheet of SM&P as of November 30, 2007, included in the SM&P Financial Statements attached as Exhibit A, (ii) current liabilities incurred in the Ordinary Course of Business since November 30, 2007, (iii) obligations under leases, contracts and other agreements (which agreements are set forth in Section 4(g) of the Disclosure Schedule to the extent they constitute Material Agreements), (iv) liabilities set forth in Section 4(w) of the Disclosure Schedule, and such other liabilities and obligations that would not have, or be reasonably likely to have, a Material Adverse Effect.

5.     PRE-CLOSING COVENANTS.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)    General.  Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7).

(b)    Notices and Consents.

(i)    The Seller will cause SM&P to give any notices to third parties and will cause SM&P to use its reasonable efforts to obtain any third party consents that the Buyer reasonably may request in connection with the matters referred to in Section 4(c).  Each of the Parties will make (and the Seller will cause SM&P to make) any filings with, and use its reasonable efforts to obtain any authorizations, consents and approvals of, governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii) and Section 4(c).

(ii)    The Buyer and the Seller shall use commercially reasonable efforts to file, within seven (7) business days after the date of this Agreement, with the United States Department of Justice and the United States Federal Trade Commission the Notification and Report Form required to be filed by them under the HSR Act concerning the transactions contemplated hereby, and shall request early termination of the waiting period under the HSR Act.  The Buyer and the Seller hereby agree that they will promptly comply with any request by the Department of Justice or the Federal Trade Commission for additional documents or information, and will use all commercially reasonable efforts to ensure that such waiting period shall expire, or that clearance will be obtained, as soon as practicable after the execution and delivery of this Agreement.  Each of the Seller and SM&P, on the one hand, and the Buyer, on the other hand, shall promptly inform the other of any material communication received by such party from the Federal Trade Commission, Department of Justice or any other governmental authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the Federal Trade Commission, Department of Justice or any other governmental authority in connection with the transactions contemplated hereby.  The fees under the HSR Act shall be paid split equally between the Buyer and the Seller.

(c)    Operation of Business.  The Seller will not, without the consent of the Buyer, cause or permit SM&P to engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business, except as described on Section 5(c) of the Disclosure Schedule.  Without limiting the generality of the foregoing, except as disclosed on Section 5(c) of the Disclosure Schedule, the Seller will not, without the written consent of the Buyer, except as expressly contemplated by this Agreement, cause or permit SM&P to do any of the following:

(i)   amend or otherwise change its charter or bylaws;

(ii)     declare or pay any dividend, distribution or other payment to the Seller other than in the Ordinary Course of Business, except to eliminate inter-company balances between Seller and SM&P and to transfer cash and cash equivalents excluded from the Working Capital calculation;

(iii)   issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (A) any shares of capital stock of any class of SM&P or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including any phantom interest) in SM&P or (B) any assets and properties material to SM&P;

(iv)   (A) acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except borrowings in the Ordinary Course of Business pursuant to any existing credit agreements or pursuant to intercompany loan agreements with the Seller, or (C) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph (iv);

(v)    (A) increase the compensation payable to, or grant any severance or termination pay to, its officers, employees, directors or consultants, except pursuant to existing contractual arrangements or existing compensation plans and except for spot awards not to exceed $100,000 in the aggregate, (B) enter into any employment, consulting or severance agreement with any director, officer or other employee or consultant of SM&P outside the Ordinary Course of Business or which provides for annual compensation in excess of $100,000, or (C) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant;

(vi)    change any material accounting practice for GAAP or Tax purposes, unless required by a change in accounting rules or applicable law;

(vii)  amend in any material respect any Material Agreement, or terminate any Material Agreement before the expiration of the term thereof;

(viii)  pay, discharge or satisfy any liability or obligation (whether accrued, absolute, contingent or otherwise) in excess of $50,000 other than the payment, discharge or satisfaction, in the Ordinary Course of Business, of liabilities or obligations shown or reflected on the SM&P Financial Statements or incurred in the Ordinary Course of Business;

(ix)       permit or suffer any assets (whether real, personal or mixed, tangible or intangible) to be subjected to any Security Interest, other than Permitted Encumbrances, except in the Ordinary Course of Business;

(x)       permit the waste of any of its properties or assets, whether or not covered by insurance;

(xi)      cancel, forgive or compromise any debt or obligation due to SM&P, except in the Ordinary Course of Business;

(xii)     dispose of any records related to its assets or business at any time earlier than it would have done consistent with past practices; or

(xiii)    agree to do any of the foregoing, whether or not in writing.

            The Buyer shall designate a person who will be available during normal business hours to consult with the Seller and SM&P regarding actions for which the Buyer's consent is required and endeavor to promptly respond to all requests of the Seller and SM&P for consents required by this Section.

(d)    Full Access.  The Seller will permit, and will cause SM&P to permit, representatives of the Buyer to have full access during normal business hours, and in a manner so as not to interfere with the normal business operations of SM&P, to all premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to SM&P.  Any information obtained by the Buyer and its employees, representatives, consultants, attorneys, agents, lenders and other advisors under this Section 5(d) shall be subject to the confidentiality and use restrictions contained in (i) that certain nondisclosure agreement between the Seller and Kohlberg Management IV, L.L.C. dated October 17, 2007, (ii) that certain nondisclosure agreement between the Seller and Kohlberg Management IV, L.L.C. dated January 9, 2008 and (iii) that certain nondisclosure agreement between Seller and CCG Securities LLC dated October 15, 2007 (collectively, the “Confidentiality Agreements”).

(e)    Notice of Developments.

(i)    Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 or 4.  Subject to Section 5(e)(ii), no disclosure by any Party pursuant to this Section 5(e), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.  Without limiting the generality of the foregoing, Buyer will immediately notify Seller of any proposed material amendments or modifications or termination of any of the Financing Commitments.

(ii)    If the Seller notifies the Buyer that an item was omitted from the Disclosure Schedule, and Buyer concurs, in its sole discretion, that the omission did not prejudice the Buyer (and only in such event), such omitted item shall be added to the Disclosure Schedule and will be deemed to have qualified the representations and warranties in Section 3 or 4 and to have cured any misrepresentation or breach of warranty that might otherwise have existed hereunder by reason of the omission of such item from the Disclosure Schedule.

(f)    Parent Guaranties.  Each of the Parties will use its reasonable efforts to obtain the termination and release of any existing guaranties of SM&P's obligations by the Seller or any of its subsidiaries, including in the case of the Buyer agreeing to replace such guaranties with a guarantee from Buyer or an Affiliate of the Buyer or other reasonable credit support.

(g)    Termination of Affiliate Transactions.  Seller shall terminate, or cause SM&P to terminate, as of the Closing Date each of the Related Party Agreements (and all rights, obligations and liabilities arising from the Related Party Agreements), except each of the agreements listed on Section 5(g) of the Disclosure Schedule.

(h)    Exclusivity.  Until this Agreement is terminated by its terms, the Seller shall not (nor shall the Seller cause or permit any Person acting on behalf of the Seller, SM&P or the Seller's Affiliates to), (i) solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of them) relating to any (A) liquidation, dissolution or recapitalization of, (B) merger or consolidation with or into, (C) acquisition or purchase of assets (other than in the Ordinary Course of Business) of or any equity interest in or (B) similar transaction or business combination involving SM&P or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek any of the foregoing.  The Seller agrees that it will discontinue immediately (and will cause SM&P or any Person acting on behalf of the Seller, SM&P, or the Seller's Affiliates to discontinue immediately) any negotiations or discussion with respect to any of the foregoing.  Until this Agreement is terminated by its terms, the Seller shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

6.     POST-CLOSING COVENANTS.  The Parties agree as follows with respect to the period following the Closing.

(a)    General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).

(b)    Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or before the Closing Date involving SM&P, each of the other Parties shall cooperate with it and its counsel in the defense or contest, make available their personnel and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the defense or contest and without interfering with such other Party's ability to conduct its business, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8).

(c)    Transition.  The Seller and its Affiliates will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, employee or other business associate of SM&P (other than the Seller and its Affiliates) from maintaining the same business relationships with SM&P after the Closing as it maintained with SM&P before the Closing.

(d)    Access to Information and Cooperation.  After the Closing, the Buyer shall afford to the Seller and its representatives and advisors such access during normal business hours with reasonable notice to the books, records and personnel of SM&P and to such other information, and shall furnish such cooperation relating to SM&P, as the Seller shall reasonably request for financial reporting and accounting matters, the preparation and filing of any tax applications or returns, the defense of tax claims and related purposes.  The Buyer shall cause SM&P to preserve all tax and accounting records of SM&P for a period of seven years following the Closing.  In addition, the Seller shall afford the Buyer, and its respective representatives and advisors, similar access to any books, records and files retained by the Seller relating to the business of SM&P.

(e)    Noncompete.

(i)    For a period of four (4) years after the Closing (the “Noncompete Period”), neither the Seller nor any of its Affiliates shall engage or participate, directly or indirectly (as owner, partner, stockholder or in any other capacity) in the utility line locating and marking business as such business was being conducted by SM&P at the Closing Date in any state in which SM&P was at the Closing Date conducting such business; provided, however, that the Seller and its Affiliates may continue to engage in such business for the Seller and its Affiliates (but not for unrelated third parties).  Notwithstanding the foregoing, this provision shall not prohibit the Seller from acquiring another corporation that conducts a minimal amount of utility line locating and marking.

(ii)    The Seller agrees that, during the Noncompete Period, the Seller (A) shall not, and shall cause its Affiliates not to, directly or indirectly, contact, approach or solicit (other than through advertising in a newspaper or other publication not directed primarily to employees of SM&P) for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) any person employed by SM&P at any time within two (2) years prior to the Closing Date or during the Noncompete Period, without the prior written consent of the Buyer, which shall not be unreasonably withheld or delayed, and (B) shall not induce or attempt to induce, and shall cause its Affiliates not to induce or attempt to induce, any customer or other business relation of SM&P to terminate its business relationship with SM&P or to materially reduce its business with SM&P.  The term “indirectly” as used in this

Section is intended to mean any acts authorized or directed by or on behalf of the Seller or any Person controlled by the Seller.

(iii)    The Seller agrees that the Buyer would suffer irreparable harm from a breach by such Seller of any of the covenants or agreements contained in this Section 6(e).  In the event of an alleged or threatened breach by the Seller of any of the provisions of this Section 6(e), the Buyer or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.  To the extent of any breach of this Section 6(e), the Noncompete Period shall automatically be extended by the length of such breach.

(iv)    If, at the time of enforcement of any of the provisions of this Section 6(e), a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  The Seller acknowledges that, without provisions contained in this Section 6(e), the Buyer would have not entered into this Agreement.

(f)    Employee Matters.

(i)    Continuation of Compensation and Benefits.  For a period of one year after the Closing Date, the Buyer shall maintain, or shall cause SM&P to maintain, base salary, wages, compensation levels (including bonus and other incentive compensation) and Employee Benefit Plans for the benefit of the employees and former employees of SM&P, which, in the aggregate, are at least equivalent to the base salary, wages, compensation levels and SM&P Benefit Plans provided to the employees and former employees of SM&P on the date of this Agreement, subject to promotions, demotions and layoffs in the Ordinary Course of Business.

(ii)    Service Credit.  The Buyer shall provide, or shall cause SM&P to provide, each employee or former employee of SM&P with credit for all service with SM&P for purposes of determining eligibility to participate, vesting or qualification or eligibility for any benefit or privilege (including vacation) based on length of service under any Buyer Benefit Plan (but excluding determining benefit accruals under any Buyer Benefit Plan that is a defined benefit plan as defined in Section 3(35) of ERISA).

(iii)    Welfare Benefit Plan Obligations.  With respect to any Buyer Employee Welfare Benefit Plan covering any employee or former employee (and covered spouse or dependant) of SM&P after the Closing Date, the Buyer shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods, and (ii) provide each such employee or former employee (and any covered spouse or dependent) with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Buyer Benefit Plan in which such employee or former employee is eligible to participate after the Closing Date.

(iv)    Third Party Rights. Nothing contained in this Agreement (including, without limitation, this Section 6(f)) shall (A) amend, or be deemed to amend, any Employee Benefit Plan, (B) provide any person not a party to this Agreement with any right, benefit or remedy with regard to any Employee Benefit Plan or a right to enforce any provision of this Agreement, or (C) limit in any way the Buyer's ability to amend or terminate any particular Employee Benefit Plan at any time.

7.     CONDITIONS TO OBLIGATION TO CLOSE.

(a)    Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)      the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date; provided, however, that if any such representation or warranty is already qualified by materiality or Material Adverse Effect, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified shall be true and correct in all respects;

(ii)     the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)    there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)    any applicable waiting period under the HSR Act, including any extension, shall have expired or shall have been earlier terminated;

(v)     the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in the foregoing clauses (i) through (iii) is satisfied;

(vi)     the Seller shall have delivered to the Buyer the certificate called for by Section 9(b);

(vii)    the Buyer shall have received (A) all the stock records, corporate books and records of SM&P in the possession of SM&P or Seller, except that notwithstanding the foregoing limitation, with respect to the Board of Directors and stockholder minutes of SM&P the Buyer shall have received all such Board of Director and stockholder minutes of SM&P from January 28, 2002 through the Closing Date and (B) the resignations, effective as of the Closing Date, of all of the officers and directors of SM&P;

(viii)    the Seller shall have delivered to the Buyer an opinion of the Seller's legal counsel dated as of the Closing Date as to the matters set forth as Exhibit B to this Agreement;

(ix)       the Seller shall have delivered to the Buyer certified copies of the resolutions of the Seller's Board of Directors approving the transactions contemplated by this Agreement;

(x)        the Buyer shall have received a certificate of the Secretary of State of the State of Indiana certifying that SM&P is duly formed under the laws of such state and in good standing with the Secretary of State as of a date not more than five (5) days prior to the Closing Date;

(xi)       the Buyer shall have received a certificate of the Secretary of State of each state in which SM&P is authorized to do business certifying that Seller is authorized to do business in such State and in good standing with the Secretary of State as of a date not more than five days prior to the Closing Date;

(xii)      the Seller shall have obtained the consents set forth in Section 7(a)(xii) of the Disclosure Schedule in form and substance reasonably acceptable to the Buyer;

(xiii)     the Buyer shall have had an opportunity to contact customers of SM&P listed in Section 7(a)(xiii) of the Disclosure Schedule, in coordination with Seller’s representatives and shall not have advised the Seller that the Buyer received any indication that any customer or customers intend to terminate or materially reduce its or their business with SM&P where such action would have, or be reasonably likely to have, a Material Adverse Effect;

(xiv)      the Buyer shall have obtained all necessary third-party financing required in order to consummate the transactions contemplated hereby and to meet the ongoing working capital requirements of the business of SM&P;

(xv)       all liens (other than Permitted Encumbrances) on the assets of SM&P shall have been released in a manner reasonably satisfactory to the Buyer;

(xvi)      the Buyer shall have received an estoppel certificate from each of the landlords of the Leased Real Property identified on Section 7(a)(xvi) of the Disclosure Schedule substantially in the form of Exhibit C hereto;

(xvii)     the Buyer shall have received from SM&P an affidavit complying with the Foreign Investment in Real Property Tax Act;

(xviii)    the Buyer shall have received from SM&P a payoff letter or payoff letters, in form and substance reasonably satisfactory to the Buyer, executed by each Person to which SM&P is obligated with respect to any Indebtedness, together, as applicable, with original UCC termination statements and other lien releases terminating all liens securing such amounts (or such payoff letters shall include authority or commitment to file such statements and releases in form and substance reasonably satisfactory to the Buyer); and

(xix)     the Buyer shall have received such other documents as the Buyer may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or before the Closing.

(b)    Conditions to Obligation of the Seller.  The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)     the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date; provided, however, that if any such representation or warranty is already qualified by materiality or Material Adverse Effect, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified shall be true and correct in all respects;

(ii)     the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)    there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)    any applicable waiting period under the HSR Act, including any extension, shall have expired or shall have been earlier terminated;

(v)     the Buyer shall have delivered to the Seller  a certificate to the effect that each of the conditions specified in the foregoing clauses (i) through (iii) is satisfied; and

(vi)    all guaranties of SM&P's obligations by the Seller or any of its subsidiaries that are set forth in Section 7(b)(vi) of the Disclosure Schedule shall have been terminated and released.

The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or before the Closing.

8.     REMEDIES FOR BREACHES OF THIS AGREEMENT.

(a)    Survival of Representations and Warranties.  All of the representations and warranties of the Seller contained in Section 3(a) shall survive the Closing indefinitely.  All of the representations and warranties of the Buyer contained in Section 3(b) shall survive the Closing indefinitely.  All of the representations and warranties of the Seller contained in Section 4 shall survive the Closing and continue in full force and effect for a period of twelve months thereafter, whereupon they shall terminate; provided, however that (i) and the representations and warranties of the Seller contained in Sections 4(a) (Organization, Qualification and Corporate Power), 4(b) (Capitalization) shall survive the Closing indefinitely and (ii) the representations and warranties of the Seller contained in Sections 4(e) (Title to Personal Property), 4(i) (Environmental Matters), 4(l) (Taxes) and 4(r) (Employee Benefits) shall survive the Closing until the expiration of the statute of limitations applicable thereto.

(b)    Indemnification Provisions for Benefit of the Buyer.

(i)    Subject to the limitations in Section 8(b)(ii), the Seller agrees to indemnify the Buyer, SM&P and any of their respective Affiliates, directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any Adverse Consequences any Buyer Indemnified Party suffers as a result of the breach of any of the Seller's representations, warranties, covenants and other agreements contained herein or in any certificate delivered in connection herewith (without regard to any materiality or Material Adverse Effect qualifiers contained in any such representation, warranty, covenant or agreement), provided that (A) such Adverse Consequences arising from any individual claim exceed the Claim Deductible, and (B) in the case of breaches of representations and warranties contained in Section 4, the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(g) within the applicable survival period.

(ii)    Notwithstanding Section 8(b)(i), the Seller shall have no obligation under Section 8(b)(i) to indemnify the Buyer Indemnified Parties from and against any Adverse Consequences until the aggregate of the Adverse Consequences for all claims otherwise required to be indemnified by the Seller under Section 8(b)(i) exceeds $750,000 (the “Deductible”).  After the aggregate of the Adverse Consequences for all claims otherwise required to be indemnified by the Seller under Section 8(b)(i) exceeds the Deductible, the Seller shall indemnify the Buyer Indemnified Parties for all Adverse Consequences in excess of the Deductible, up to a maximum aggregate indemnity under this Agreement of $7,000,000 (the “Cap”).  Notwithstanding the foregoing, neither the Deductible nor the Cap shall apply to claims for indemnification for a breach of the representations and warranties of the Seller contained in (A) Section 3(a) or (B) Sections 4(a) (Organization, Qualification and Corporate Power), 4(b) (Capitalization), 4(e) (Title to Personal Property), 4(l) (Taxes) and 4(r) (Employee Benefits).

(c)    Indemnification Provisions for Benefit of the Seller.  The Buyer agrees to indemnify the Seller and any of its respective Affiliates, directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) from and against the entirety of any Adverse Consequences the Seller suffers as a result of the breach of any of the Buyer's representations, warranties and covenants contained herein (without regard to any materiality or Material Adverse Effect qualifiers contained in any such representation, warranty and covenant).

(d)    Matters Involving Third Parties.

(i)    If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of an Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any of its obligations hereunder unless and then solely to the extent that the Indemnifying Party is irrevocably prejudiced by such delay.  The notice shall include a description of the Third Party Claim and copies of all documents relating to the claim.

(ii)    Any Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement fully releases such Indemnified Party and involves only the payment of money damages that are covered in full by the indemnity and does not impose an injunction or other equitable relief upon the Indemnified Party and is subject to confidentiality provisions acceptable to the Indemnified Party (which approval will not be unreasonably withheld by the Indemnified Party).

(iii)    Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(iv)    In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each Indemnifying Party, which consent shall not be unreasonably withheld.

(e)    No Contribution.  No Indemnifying Party or any of its employees or agents shall have any right of contribution, right of indemnity or other right or remedy against SM&P in connection with any indemnification obligation or any other liability to which she, he or it may become subject under or in connection with this Agreement.

(f)    Exclusive Remedies.  Except as provided in Section 9, the rights, remedies and obligations of the Parties under this Section 8 shall be the exclusive rights, remedies and obligations of the Parties for any breach or default in connection with the transactions contemplated by this Agreement.

9.     TAX MATTERS.

(a)    Scope of Tax Indemnity Provisions.  In the case of any indemnity claim for Taxes for a Pre-Closing Period, the indemnity obligations of the Seller, and the rights of the Buyer with respect to indemnification, shall be governed by this Section and not by Section 8 hereof (regardless of whether the Taxes for which indemnity is being claimed result from a breach of a representation in Section 4(l) hereof).  The indemnity obligations of the Seller under this Section shall survive the Closing until thirty (30) days after the expiration of the statute of limitation to which the Tax liabilities relate.

(b)    Allocation of Liability for Taxes.  The Seller shall be liable for, and shall indemnify, defend and hold the Buyer and its Affiliates, including SM&P harmless from and against, (i) any and all Taxes together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys' and accountants' fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (collectively, “Tax Losses”) imposed on or with respect to SM&P, or its respective assets, operations or activities for any Pre-Closing Period (including, but not limited to, Taxes resulting by reason of the several liability of SM&P pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign law by reason of SM&P having been a member of any consolidated, combined or unitary group on or prior to the Closing Date) and (ii) any Tax Losses resulting from the breach of the Seller's representations and warranties set forth in Section 4(l) or covenants set forth in this Section 9, but only to the extent that such Taxes have not been included in the final determination of Working Capital. The Seller shall deliver to the Buyer, pursuant to Section 7(a)(v), at closing a certificate setting forth the accrual for current Taxes (excluding any accrual for deferred taxes), as of the Closing Date, on the balance sheet of SM&P on the Closing Date.  For purposes of this Article 9, the phrase “accrual for current Taxes” includes Taxes which are directly payable by SM&P and Taxes which represent amounts (whether computed pursuant to a Tax sharing or Tax reimbursement agreement or otherwise) owing to an Affiliate of SM&P with respect to Taxes paid by such Affiliate with respect to the activities, business or operations of SM&P.  The Buyer shall be liable for, and shall indemnify, defend and hold the Seller harmless from and against, any and all Taxes imposed on or with respect to SM&P, or its respective operations, ownership, assets or activities for any Post-Closing Period.

(c)    Proration of Taxes.

(i)    Method of Proration.  Tax items shall be apportioned between Pre-Closing and Post-Closing Periods based on a closing of the books and records of the relevant entity or entities as of the Closing Date (provided that (i) any Tax item incurred by reason of the transactions occurring on or before the Closing Date as contemplated by this Agreement, including any Tax item resulting from a prior intercompany transaction that has been deferred and that will be taxed as a result of the changes in ownership contemplated by this Agreement, shall be treated as occurring in a Pre-Closing Period and (ii) depreciation, amortization and depletion for any Straddle Period shall be apportioned on a daily pro rata basis).  Notwithstanding anything to the contrary in the preceding sentence, the parties agree that for U.S. federal income Tax purposes, Tax items for any Straddle Period shall be apportioned between Pre-Closing Periods and Post-Closing Periods in accordance with U.S. Treasury Regulation Section 1.1502-76(b)(2)(i), which regulations shall be reasonably interpreted by the parties in a manner intended to achieve the method of apportionment described in the preceding sentence.  Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to SM&P shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

(ii)    No Contrary Elections.  The Seller and the Buyer will not exercise any option or election (including any election to ratably allocate a Tax year's items under Treasury Regulation Section 1.1502-76(b)(2)(ii)) to allocate Tax items in a manner inconsistent with Section 9(c)(i) hereof.

(d)    Refunds of Taxes; Amended Returns; Carryovers.

(i)    Refunds.  Subject to Section 9(d)(iii) hereof, if the Buyer receives a Tax refund with respect to Taxes arising in a Pre-Closing Period, the Buyer shall pay, within ninety (90) days following the receipt of such Tax refund, the amount of such Tax refund to the Seller to the extent such Tax refund has not been included in the final determination of Working Capital.  If the Seller receives a Tax refund with respect to Taxes arising in any Post-Closing Tax Period, within ninety (90) days following the receipt of such Tax refund, the Seller will pay the amount of such Tax refund to the Buyer.

(ii)    Transaction Related Tax Reductions.  Any Tax refunds, deductions, credits of Taxes or other reductions in Taxes paid or payable to or by SM&P or the consolidated group of which it is a member resulting from compensatory payments made by SM&P arising in connection with the transactions contemplated by this Agreement and outside of the Ordinary Course of Business (“Compensatory Tax Benefit”), shall be for the account of the Buyer and shall be treated for purposes of this Section 9 as not relating to Pre-Closing Tax Periods.  The Seller shall pay to Buyer an amount equal to any Compensatory Tax Benefit within 90 days of the receipt of any such Compensatory Tax Benefit.

(iii)    Amended Tax Returns.

(A)    Subject to Section 9(d)(iv) hereof, any amended Tax Return or claim for Tax refund for any Pre-Closing Period other than a Straddle Period shall be filed, or caused to be filed, only by the Seller.  The Seller shall not, without the prior written consent of the Buyer, make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax liability of the Buyer for any Tax Period.

(B)    An amended Tax Return or claim for Tax refund for any Straddle Period shall be filed by the party responsible for filing the original Tax Return hereunder if either the Buyer or the Seller so request, except that such filing shall not be done without consent (which shall not be unreasonably withheld or delayed) of the Buyer (if request is made by the Seller) or of the Seller (if request is made by the Buyer).

(C)    Any amended Tax Return or claim for Tax refund for any Post-Closing Period other than a Straddle Period shall be filed, or caused to be filed, only by the Buyer, who shall not be obligated to make (or cause to be made) such filing.  The Buyer shall not, without the prior written consent of the Seller (which consent shall not be unreasonably withheld or delayed) file, or cause to be filed, any amended Tax Return or claim for Tax refund for any Post-Closing Period to the extent that such filing, if accepted, reasonably might change the Tax liability of the Seller for any Pre-Closing Period.

(iv)    Carrybacks.  If any Tax loss or credit with respect to SM&P arising in a Post-Closing Period may be carried back and included in any Tax Return filed or caused to be filed by the Seller with respect to SM&P for any Pre-Closing Period, the Buyer may elect (at its expense) to carry back such Tax items (subject to Seller's consent, which consent shall not be unreasonably withheld or delayed), but only if SM&P cannot elect to waive the carryback.  In such case, the Seller shall pay to the Buyer an amount equal to the Tax Benefit resulting from such carryback of Tax loss or credit, provided that the Seller shall not be required to file any carryback claim unless the Buyer so requests in writing and agrees to pay the reasonable expenses related to the claim for refund.

(e)    Preparation and Filing of Tax Returns.

(i)    Seller's Responsibilities.  The Seller shall have the right and obligation to timely prepare and file, and cause to be timely prepared and filed, when due, any Tax Return that is required to include the operations, ownership, assets or activities of SM&P for Tax Periods ending on or before the Closing Date and for Tax Periods beginning before and ending after the Closing Date for which a consolidated, combined or unitary Tax Return is filed that includes SM&P for the period prior to and including the Closing Date (other than a combined or unitary Tax Return with respect to which SM&P is the parent or reporting corporation). The Seller shall be responsible for reimbursing the Buyer for Taxes of SM&P relating to (a) taxable periods ending on or prior to the Closing Date, (b) any Straddle Period to the extent attributable to the portion of such Straddle Period ending on the Closing Date except in either case, to the extent such Taxes were included in the final determination of Working Capital or (c) income included in a consolidated, unitary or combined Tax Return of Seller or any Affiliate of Seller.

(ii)    Buyer's Rights and Responsibilities.  The Buyer shall have the right and obligation to timely prepare and file, or cause to be timely prepared and filed, when due, all Tax Returns that are required to include the operations, ownership, assets or activities of SM&P for any Tax Periods ending after the Closing Date (including all Straddle Period Tax Returns), except for consolidated, combined or unitary Tax Returns described in Section 9(e)(i).

(iii)    Preparation of Tax Returns.

(A)    The Seller shall prepare and provide to the Buyer such Tax information as is reasonably requested by the Buyer with respect to the operations, ownership, assets or activities of SM&P or for Pre-Closing Periods to the extent such information is relevant to any Tax Return which the Buyer has the right and obligation hereunder to file.

(B)    The Seller shall, on the one hand, or the Buyer shall, on the other, with respect to any Tax Return that such Party is responsible hereunder for preparing and filing, or causing to be prepared and filed, make such Tax Return and related work papers available for review by the other Party and its advisors if the Tax Return (i) is with respect to Taxes for which the other Party or a member of its Affiliated Group may be liable hereunder, or (ii) claims Tax Benefits that the other party or a member of its Affiliated Group is entitled to receive hereunder. The filing Party shall use its reasonable best efforts to make Tax Returns available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide the non-filing Party and its advisors with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, accepting the position of the filing party unless such position is contrary to the provisions of Section 9(e)(iv) hereof.

(iv)    Consistency of Accounting Method.  Any Tax Return that includes or is based on the operations, ownership, assets or activities of SM&P for any Pre-Closing Period, and any Tax Return that includes or is based on the operations, ownership, assets or activities of SM&P for any Post-Closing Period to the extent the items reported on such Tax Return might reasonably increase any Tax liability of the Seller for any Pre-Closing Period or any Straddle Period shall be prepared in accordance with past Tax accounting practices as used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Tax Law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the Applicable Tax Law), in accordance with reasonable Tax accounting practices selected by the filing Party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing Party.

(f)    Tax Controversies; Assistance and Cooperation.

(i)    Notice.  In the event any Tax Authority informs the Seller (or its Affiliates), on the one hand, or the Buyer or SM&P (or their Affiliates), on the other, of any notice of proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the other Party may incur liability hereunder, the Party so informed shall promptly notify the other Party of such matter.  Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax authority with respect to such matter.  If an indemnified Party receives written notice of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to provide the indemnifying Party prompt notice of such asserted Tax liability, then (A) if the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnified Party shall have an obligation to indemnify the indemnifying Party for Taxes arising out of such asserted Tax liability, and (B) if the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to provide prompt notice results in a monetary detriment to the indemnifying Party, then any amount that the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

(ii)    Control Rights.  The Party who files the relevant Tax Return under this Section shall, at its expense, control any audits, disputes, administrative, judicial or other proceedings related to Taxes with respect to which either Party may incur liability hereunder.  Subject to the preceding sentence, in the event an adverse determination may result in the non-filing Party having responsibility for any amount of Taxes under this Section, the non-filing Party shall be entitled to fully participate in that portion of the proceedings relating to the Taxes with respect to which it may incur liability hereunder.  For purposes of this Section 9(f), the term “participation” shall include (A) participation in conferences, meetings or proceedings with any Tax Authority, the subject matter of which includes an item for which such Party may have liability hereunder, (B) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a party may have liability hereunder, and (C) with respect to the matters described in the preceding clauses (A) and (B), participation in the submission and determination of the content of the documentation, protests, memorandum of fact and law, briefs and the conduct of oral arguments and presentations.

(iii)    Consent to Settlement.  SM&P, the Buyer and the Seller and their respective Affiliates shall not agree to settle any Tax liability or compromise any claim with respect to Taxes, which settlement or compromise may affect the liability for Tax hereunder (or right to Tax Benefit) of the other Party under this Section, without such other Party's consent (which consent shall not be unreasonably withheld or delayed).

(iv)    Assistance and Cooperation.  The Seller, on the one hand, and the Buyer, on the other, shall cooperate (and cause their Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to SM&P, including (A) preparation and filing of Tax Returns, (B) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (C) examinations of Tax Returns, and (D) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed.  Such cooperation shall include each Party making all information and documents in its possession relating to SM&P available to the other party.  The parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof) of the Tax Period to which such Tax Returns and other documents and information relate.  Each of the Parties shall also make available to the other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(v)    Payment.  Promptly after the extent of the liability of the indemnified Party with respect to an indemnified Tax claim shall be established by the final judgment or decree of a court or a final and binding settlement with a governmental authority having jurisdiction thereof, the indemnifying Party shall pay to the indemnified Party the amount of any Tax Losses the indemnified Party may become entitled to by reason of the provisions of this Section 9.

(g)    Termination of Tax Allocation Agreements.  As of the Closing Date, the Seller shall cause all Tax allocation, Tax sharing, Tax reimbursement, Tax indemnification and similar arrangements or arrangements between the Affiliated Group that includes the Seller on the one hand, and SM&P on the other (collectively, the “Tax Allocation Agreement”), to be extinguished and terminated with respect to SM&P.  Notwithstanding the foregoing, prior to the Closing Date, SM&P shall be entitled to make payments to the Seller pursuant to the existing Tax allocation agreement among the Affiliated Group that includes the Seller and SM&P, and after the Closing, the Seller shall be entitled to receive from SM&P (and the Buyer shall cause SM&P to make) payments for Taxes paid by the Seller on behalf of SM&P pursuant to the existing Tax Allocation Agreement with respect to any Pre-Closing Period but only to the extent such Taxes were included in the final determination of Working Capital.  Moreover, prior to the Closing Date, the Seller and SM&P shall be entitled to forgive, without payment, any amounts owed by the Seller to SM&P under the existing Tax Allocation Agreement relating to any Pre-Closing Period.

(h)    Indemnification for Post-Closing Transactions.  The Buyer agrees to indemnify the Seller for any additional Tax owed by the Seller (including Tax owed by the Seller due to this indemnification payment) resulting from any transaction not in the Ordinary Course of Business occurring on the Closing Date after the Buyer's purchase of the SM&P Shares.

(i)    Post-Closing Transactions Not in the Ordinary Course.  The Buyer and the Seller agree to report all transactions not in the Ordinary Course of Business occurring on the Closing Date, after the Buyer's purchase of the SM&P Shares, on the Buyer's federal income Tax Return to the extent permitted by Treas. Reg. Section l.1502-76(b)(l)(ii)(B).

(j)    Survival.  Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the parties hereto with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until 30 days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter.

(k)    Conflicts.  To the extent any provision of this Agreement is inconsistent with the provisions of this Section 9, the provisions of Section 9 shall control; provided, however, any amounts due or owing pursuant to this Section 9 will not be considered in calculating limits on the Seller's obligations under Section 8(b).  Any payments pursuant to this Section 9 will be considered an adjustment to the Final Adjusted Purchase Price.

10.     TERMINATION.

(a)    Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(i)    The Buyer and the Seller may terminate this Agreement by mutual written consent at any time before the Closing;

(ii)    The Buyer may terminate this Agreement by giving written notice to the Seller at any time before the Closing (A) in the event the Seller has breached any representation, warranty or covenant contained in this Agreement and such breach(es)

has, or would be reasonably likely to have, a Material Adverse Effect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a  period of 10 business days after the notice of breach; or (B) if the Closing shall not have occurred on or before May 15, 2008, by reason of the failure of any condition precedent under Section 7(a) (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); and

(iii)    The Seller may terminate this Agreement by giving written notice to the Buyer at any time before the Closing (A) in the event the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 10 business days after the notice of breach, (B) if any of the Financing Commitments has been materially modified or amended or terminated such that Buyer would not be reasonably likely to be able to finance the transactions contemplated hereby and Buyer shall not have obtained replacement financing reasonably satisfactory to the Seller within 10 business days thereafter, or (C) if the Closing shall not have occurred on or before May 15, 2008, by reason of the failure of any condition precedent under Section 7(b) (unless the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement).

(b)    Effect of Termination.  If any Party terminates this Agreement pursuant to Section 10(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided that the confidentiality provisions and limitations on use contained in the Confidentiality Agreements and the provisions of Section 11 shall survive termination.

11.     MISCELLANEOUS.

(a)    Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement before the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Party and review the contents of the press release or public announcement with the other Party a reasonable time before making the disclosure).

(b)    No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)    Entire Agreement.  This Agreement (including the Exhibits and Schedules identified herein) and the Confidentiality Agreements constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they relate to the subject matter hereof.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(d)    Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party; provided, that the Buyer may assign its rights, interests and obligations hereunder to any Affiliate of the Buyer or to its financing sources, as security for any obligations arising in connection with its financing, without, in either case, the prior written consent of the Seller.

(e)    Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

(f)    Headings.  The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)    Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:

                    The Laclede Group, Inc.
                    720 Olive Street
                    St. Louis, Missouri 63101
                    Attention: Mark C. Darrell

with a copy, which shall not constitute notice, to:

                    Thompson Coburn LLP
                    One US Bank Plaza
                    St. Louis, Missouri 63101
                    Attention: Thomas A. Litz

If to the Buyer:

                    Kohlberg & Co., L.L.C.
                    111 Radio Circle
                    Mt. Kisco, NY 10549
                    Attention: Gordon H. Woodward
                                Benjamin Mao

with a copy, which shall not constitute notice, to:

O’Melveny & Myers LLP
Times Square Tower

7 Times Square
New York, New York 10036
Attention:  James Moriarty

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile transmission, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h)    Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri.

(i)    Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)    Expenses.  Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  The Seller hereby agrees to pay any and all costs and expenses (including legal fees and expenses) incurred or otherwise owing by SM&P that have been incurred (or are otherwise owing) through the Closing Date in connection with this Agreement and the transactions contemplated hereby except to the extent that such costs and expenses have been included in the final determination of Working Capital.  Notwithstanding the foregoing to the contrary, in no event shall any such cost or expense of SM&P be deemed to include any cost or expense initiated at the direction of the Buyer or any of its Affiliates (e.g., any cost or expense incurred in connection with the Financing Commitments).

(l)    Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean “including, without limitation.”

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

THE LACLEDE GROUP, INC.

By:
Name:
Title:

STRIPE ACQUISITION, INC.

By:
Name:
Title: